Exhibit 4(h)

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THEY MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.

THIS WARRANT IS SUBJECT TO SECTION 3.3 OF A SECURITYHOLDERS AND REGISTRATION RIGHTS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH SECTION 3.3 OF SUCH SECURITYHOLDERS AGREEMENT.  THE HOLDER OF THIS WARRANT AGREES TO BE BOUND BY SECTION 3.3 OF SUCH SECURITYHOLDERS AGREEMENT.

No. of Common Shares: __________

WARRANT

To Purchase Common Shares of

DPL INC.

THIS IS TO CERTIFY THAT __________, or its registered assigns, is entitled at any time prior to the Expiration Date (as hereinafter defined), to purchase from DPL INC., an Ohio corporation (the “Company”), _____ shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, including fractional parts, at a purchase price of $21.00 per share (subject to adjustment as set forth herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

ARTICLE 1.

Defined Terms

SECTION 1.1  Definitions.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Dayton, Ohio.

“Cashless Exercise Ratio” means a fraction, the numerator of which is the excess of the Market Value per share of Common Stock on the date of exercise over the Exercise Price per share as of the date of exercise and the denominator of which is the Market Value per share of the Common Stock on the date of exercise.

“Common Stock” means the common shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means, at any date herein, the price at which a share of Common Stock may be purchased pursuant to this Warrant.  On the date of the original issuance of this Warrant, the Exercise Price is $21.00 per share of Common Stock.

“Expiration Date” means the twelfth anniversary of the Closing Date.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Holder” means the duly registered holder of this Warrant under the terms hereof, including assignees thereof.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged.

“Market Value” means, as of any determination date, with respect to capital stock or other equity securities, the last reported sales price on the date of determination or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (i) on the principal national securities exchange on which the shares of such capital stock or other equity interest are listed or to which such shares are admitted for trading, (ii) if such capital stock or other equity interest is not listed or admitted for trading on a national securities exchange, in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. National Market System (“NASDAQ”) or any comparable system or (iii) if such capital stock or other equity interest is not listed on NASDAQ or a comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. (“NASD”) selected from time to time in good faith by the Board for that purpose.  In the absence of all of the foregoing, or if for any other reason the Market Value per share cannot be determined pursuant to the foregoing provisions or if the consideration to be received by the holders of Common Stock consists of evidences of indebtedness, other property, warrants, options or subscription of purchase rights, the Market Value shall be the fair market value thereof as determined by an Independent Investment Banking Firm selected by the Company and reasonably acceptable to the Holder.  Subject to Section 3.10, the Company shall bear the fees and expenses of any Independent Investment Banking Firm involved in the determination of Market Value.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of February 1, 2000, among the Company, DPL Capital Trust I, Dayton Ventures LLC, and Dayton Ventures, Inc.

“Securityholders Agreement” means the Securityholders and Registration Rights Agreement, dated as of March 13, 2000, by and among the Company, DPL Capital Trust I, Dayton Ventures LLC, and Dayton Ventures, Inc.

“Warrant Shares” means the shares of Common Stock of the Company received, or issued, as the case may be, upon exercise of the Warrants.

“Warrants” means this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof.  All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

ARTICLE 2.

Exercise Terms

SECTION 2.1  Exercise Periods.  At any time from and after the date of this Warrant and until 5:00 p.m., New York City time, on the Expiration Date, the Holder may exercise this Warrant, subject to required regulatory approval (other than in connection with any such exercise and contemporaneous sale by the Holder of the applicable shares of Common Stock issued upon exercise of the Warrant), if any, on any Business Day, for all or any part of the number of shares of Common Stock purchasable hereunder.

SECTION 2.2  Expiration.  This Warrant shall terminate and become void as of the earlier of (i) 5:00 p.m., New York City time, on the Expiration Date and (ii) the time and date this Warrant is exercised.

SECTION 2.3  Manner of Exercise.  (a)  In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at MacGregor Park, 1065 Woodman Drive, Dayton, Ohio 45432 or at the office or agency designated by the Company pursuant to Article 6 (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased and shall be substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A, (ii) subject to the succeeding paragraph, payment of the Exercise Price for the number of Warrant Shares in respect of which such Warrant is then exercised and (iii) this Warrant.  Payment of the Exercise Price may be made (i) in cash or by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose, (ii) by surrender of Warrants as set forth in subsection (b) below or (iii) by any combination of the methods specified in clauses (i) or (ii) above.  The rights represented by this Warrant shall be exercisable at the election of the Holder hereof either in full at any time or in part from time to time and, in the event that this Warrant is surrendered for exercise in respect of less than all the Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(b)                                 In lieu of payment of the Exercise Price in cash, at the option of the Holder, as indicated on the subscription form appearing at the end of this Warrant as Exhibit A, the Holder may demand that the Company reduce the number of shares of common Stock to be delivered to such Holder upon exercise of the Warrants then being exercised so that the Holder receives a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock for which such Warrant would otherwise then be nominally exercised if payment of the Exercise Price as of the date of exercise were being made in cash and (ii) the Cashless Exercise Ratio.  An exercise of a Warrant in accordance with this clause (b) is herein called a “Cashless Exercise.”  The Holder may use the Cashless Exercise option whether or not this Warrant is being exercised in full or in part and whether or not the Holder elects to pay any portion of the aggregate Exercise Price in cash.

SECTION 2.4  Issuance of Warrant Shares.  Subject to Section 2.5, upon the surrender of this Warrant and payment of the per share Exercise Price (or in accordance with Section 2.3(b)), as set forth in Section 2.3, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, issue or cause there to be issued and deliver or cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate in the notice provided pursuant to Section 2.3, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such

Warrants or other securities or property to which it is entitled, registered or otherwise to the Person or Persons entitled to receive the same, together with cash as provided in Section 2.5 in respect of any fractional Warrant Shares otherwise issuable upon such exercise.  Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the delivery of the notice provided pursuant to Section 2.3, the surrender of this Warrant and, subject to Section 2.3(b), payment of the per share Exercise Price.

SECTION 2.5  Fractional Warrant Shares.  The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants.  If any fraction of a Warrant Share would, except for the provisions of this Section 2.5, be issuable on the exercise of this Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Value for one Warrant Share on the Business Day immediately preceding the date the Warrant is exercised, multiplied by such fraction, computed to the nearest whole cent.  For purposes of determining the Market Value, is in accordance with such term, an Independent Investment Banking Firm would be required to be hired to determine the Market Value and but for this Section 2.5, an Independent Investment Banking Firm is not otherwise required to be retained to determine Market Value at such time, then Market Value shall be determined in good faith by the Board.

SECTION 2.6  Reservation of Warrant Shares.  (a) The Company shall at all times on and following the Closing Date keep reserved out of its authorized shares of Common Stock a number of shares of Common Stock sufficient to provide for the exercise in full of all outstanding Warrants.  The registrar for the Common Stock shall at all times on and following the Closing Date and until the Expiration Date, or the time at which all Warrants have been exercised or canceled, reserve such number of authorized shares of Common Stock as shall be required for such purpose.  All Warrant Shares which may be issued upon exercise of this Warrant shall be duly and validly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and free from all Encumbrances (as defined in the Securities Purchase Agreement), other than Encumbrances created pursuant to the Transaction Agreements or created by the Holder.

(b)                                 Before taking any action which would cause an adjustment pursuant to Article 3 to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exercise Price as so adjusted.

SECTION 2.7  Compliance with Law.  If any shares of Common Stock required to be reserved for purposes of exercise of Warrants would require, under any other federal or state law or applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange before such shares may be issued upon exercise, the Company will cause such shares to be duly registered or approved by such governmental authority or listed on the relevant national securities exchange, at its expense.

SECTION 2.8  Payment of Taxes.  The Company shall pay all expenses in connection with, and all documentary, stamp or similar issue or transfer taxes, if any, and all other taxes and other governmental charges that may be imposed with respect to the issue or delivery of this Warrant and all shares of Common Stock issuable upon the exercise of this Warrant, and shall indemnify and hold the Holder and its Affiliates and the Company’s directors harmless from any taxes, interest and penalties which may become payable by the Holder or its Affiliates or any such directors as a result of the failure or delay by the Company to pay such taxes.  The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in (a) the transfer of the Warrant or (b) the issue of any certificate for shares of Common Stock issuable upon exercise of this Warrant in any name other than that of the Holder or its Affiliates, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due.

ARTICLE 3.

Adjustment Provisions

SECTION 3.1  Changes in Common Stock.  In the event that at any time or from time to time after the date hereof, the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock (in each case, other than a transaction to which Section 3.4 is applicable), then the number of shares of Common Stock purchasable upon exercise of this Warrant immediately after the happening of such event shall be adjusted so that, after giving effect to such adjustment, the Holder of this Warrant shall be entitled to receive the number of shares of Common Stock upon exercise that such Holder would have owned or have been entitled to receive had this Warrant been exercised immediately prior to the happening of the events described above (or, in the case of a dividend or distribution of Common Stock, immediately prior to the record date therefor), and the Exercise Price shall be adjusted in inverse proportion.  An adjustment made pursuant to this Section 3.1 shall become effective immediately after the effective date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

SECTION 3.2  Cash Dividends and Other Distributions.  In case at any time or from time to time after the date hereof, the Company shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash (other than the regular quarterly cash dividend of the Company), evidences of its indebtedness, shares of its capital stock or any other properties or securities, or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than, in each case set forth in (i) and (ii), (x) any dividend or distribution described in Section 3.1, (y) any rights, options, warrants or securities described in Section 3.3 or (z) in connection with any transaction resulting in the issuance of additional warrants pursuant to Section 3.13), then (1) the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to the record date for any such dividend or distribution by a fraction, (A) the numerator of which shall be the Market Value per share of Common Stock on the record date for such distribution, and (B) the denominator of which shall be such Market Value per share of Common Stock less the sum of (x) any cash distributed per share of Common Stock and (y) the fair value (the “Fair Value”) (as determined in good faith by the Board, whose determination shall be evidenced by a board resolution, a certified copy of which will be sent to Holders) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shames of stock, securities, other property, options, warrants or subscription or purchase rights and (2) the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction.  Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution; provided, however, that the Company is not required to make an adjustment pursuant to this Section 3.2 if at the time of such distribution the Company makes the same distribution to Holders of Warrants as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which such Warrants are then exercisable.  No adjustment shall be made pursuant to this Section 3.2 which shall have the effect of decreasing the number of shares of Common Stock purchasable upon exercise of each Warrant or increasing the Exercise Price.

SECTION 3.3  Rights Issue.  In the event that at any time or from time to time after the date hereof, the Company shall issue, sell, distribute or otherwise grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any securities convertible or exchangeable into, Common Stock to all holders of Common Stock, entitling such holders to subscribe for or purchase shares of Common Stock or stock or securities convertible into Common Stock, whether or not immediately exercisable, convertible or exchangeable, as the case may be, and the subscription or purchase price per share of Common Stock or the price per share of Common Stock issuable upon exercise, conversion or exchange thereof is lower at the record date for such issuance than the then Market Value per share of Common Stock, the number of shares of Common Stock thereafter purchasable upon the exercise of this Warrant shall be determined by multiplying the number of shares of Common Stock purchasable upon the exercise of this Warrant prior to the record date by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options, warrants or securities plus the number of additional shares of Common Stock offered for subscription or purchase or into or for which such securities are convertible or exchangeable, and (B) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options, warrants or securities plus the total number of shares of Common Stock which could be purchased at the Market Value with the aggregate consideration received through the issuance of such rights, warrants, options, or convertible securities; provided, however, that to the extent any such issuance, sale, distribution or other grant is made to the holders of the Warrants, such holders shall not be entitled to the benefit of the adjustment provided for in this Section 3.3.  In the event of any such adjustment, the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such date of issuance by the above fraction.  Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or securities.

If the Company at any time shall issue two or more securities as a unit and one or more of such securities shall be rights, options or warrants for or securities convertible or exchangeable into, Common Stock subject to this Section 3.3, the consideration allocated to each such security shall be determined in good faith by a Board resolution, a certified copy of which shall be delivered to the Holder.

SECTION 3.4  Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.  (a) In case the Company shall reorganize its capital or reclassify its capital stock (in each case, other than pursuant to a transaction to which Section 3.1 is applicable), consolidate or merge with or into another Person (where the Company is not the surviving entity or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring Person, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring Person (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then, each Holder shall have the right thereafter to receive, upon exercise of such Warrant, the number of shares of common stock of the successor or acquiring Person or of the Company, if it is the surviving entity, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event , except in the event that a Section 3.4(a) Required Regulatory Approval (as defined below) has not been obtained.

A “Section 3.4(a) Required Regulatory Approval” shall mean any approval of the Securities and Exchange Commission required under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), with respect to the exercise of the rights of the Holder under this Section 3.4(a) which is required as a result of the Holder or any of its affiliates being subject to regulation as a “holding company” or a “subsidiary company” or an “affiliate” of a holding company or a “public utility company” (as such terms are defined under PUHCA) owing to the ownership by the Holder and its affiliates of any securities other than the Warrants or Common Stock.

(b)                                 In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring Person (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of shares of the Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Article 3.

For purposes of this Section 3.4 “common stock of the successor or acquiring Person” shall include stock of such Person of any class which is not preferred as to dividends or assets over any other class of stock of such Person and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions of this Section 3.4 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

SECTION 3.5  Issuance of Additional Shares of Common Stock.  If at any time the Company shall issue or sell any additional shares of Common Stock for gross consideration in an amount per additional share of Common Stock less than the Market Value (other than shares issued in respect of stock options granted pursuant to a plan approved by the shareholders of the Company), then (i) the number of shares of Common Stock for which this Warrant is exercisable shall be adjusted to equal the product obtained by multiplying the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such issue or sale by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale, and (B) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, and (2) the number of shares of Common Stock which could be purchased at such Market Value with the aggregate consideration received from the issuance or sale of the additional shares of Common Stock, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price immediately prior to such issue or sale multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such issue or sale divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.  For the purposes of this Section 3.5, the date as of which the Market Value per share of Common Stock shall be computed shall be the earlier of (i) the date immediately prior to the date on which the Company shall enter into a firm contract for the issuance of such additional shares of Common Stock or (ii) the date immediately prior to the date of actual issuance of such additional shares of Common Stock.  In the event the Company enters into a contract to acquire another Person in which transaction Common Stock is to be issued in exchange for such Person’s securities based upon a floating exchange ratio, then the Common Stock to be so issued shall be deemed to have been issued on the date immediately before the date such contract is entered into and the consideration to be received therefor shall be deemed to be the value for such Common Stock derived from such ratio on such date.

SECTION 3.6  Other Events.  If any event occurs as to which the foregoing provisions of this Article 3 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

SECTION 3.7  Superseding Adjustment.  Upon the expiration of any rights, options, warrants or conversion or exchange privileges which resulted in the adjustments pursuant to this Article 3, if any thereof shall not have been exercised, the number of Warrant

Shares purchasable upon the exercise of each Warrant shall be readjusted as if (i) the only shares of Common Stock issuable upon exercise of such rights, options, warrants, conversion or exchange privileges were the shares of Common Stock, if any, actually issued upon the exercise of such rights, options, warrants or conversion or exchange privileges and (ii) shares of Common Stock actually issued, if any, were issuable for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange privileges whether or not exercised and the Exercise Price shall be readjusted inversely; provided, however, that no such readjustment shall (except by reason of an intervening adjustment under Section 3.1 or, if applicable, Section 3.6) have the effect of decreasing the number of Warrant Shares purchasable upon the exercise of each Warrant or increasing the Exercise Price by an amount in excess of the amount of the adjustments to the number of Warrant Shares purchasable and the Exercise Price initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange privileges.

SECTION 3.8  Minimum Adjustment.  The adjustments required by the preceding Sections of this Article 3 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of Common Stock, as provided for in Section 3.1) unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 1% the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Article 3 and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.  In computing adjustments under this Article 3, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

SECTION 3.9  Other Provisions Regarding Adjustments.  In the event that at any time, as a result of an adjustment made pursuant to Section 3.l hereof, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares of capital stock so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Article 3 and the provisions contained elsewhere herein with respect to Common Stock shall apply on like terms to any such other shares.

SECTION 3.10  Challenge to Good Faith Determination.  Whenever the Board shall be required to make a determination in good faith of the Fair Value of any item under this Article 3 or any determination is provided for in the last paragraph of Section 3.3, such determination may be challenged in good faith by the Holder, and any dispute shall be resolved by an independent Investment Banking Firm selected by the Company and reasonably acceptable to the Holder.  The expenses of any challenge made by the Holder hereunder shall be borne by the Company only if challenge is successful, otherwise such expenses shall be borne by the Holder.

SECTION 3.11  Notice of Adjustment.  Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, purchasable upon exercise of Warrants is adjusted, as herein provided, the Company shall deliver to the Holder a certificate of a firm of independent accountants (who may be the regular accountants employed by the Company) or the Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board determined the Fair Value of any evidences of indebtedness, other securities or property or warrants or other subscription or purchase rights), and specifying the Exercise Price and the number of shares of Common Stock or other securities or property purchasable upon exercise of Warrants after giving effect to such adjustment.

SECTION 3.12  Notice of Certain Transactions.  In the event that the Company shall resolve or agree (i) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (ii) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Stock, capital reorganization, merger, consolidation or disposition of all or substantially all of its assets, or (iv) to take any other action requiring any adjustment of the number of Warrant Shares subject to this Warrantor the Exercise Price, the Company shall within five (5) business days send to the Holder, a notice of such proposed action or offer, such notice to be mailed to the Holder, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other securities or property, if any, purchasable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment which will be required as a result of such action.

SECTION 3.13  Issuance of Additional Warrants.  Prior to the declaration, issuance or consummation of any dividend, spin-off or other distribution or similar transaction by the Company of the capital stock of any of its Subsidiaries, the Company shall cause (i) additional warrants of such Subsidiary with, subject to clause (iii) below, substantially similar terms as the Warrants to be issued to the Holder or one or more of its nominees so that after giving effect to such transaction the Warrants and such warrants of such Subsidiary each represent the same percentage interest in the fully diluted number of common shares of such entity as the Warrants represented in the Company immediately prior to such transaction, (ii) any such Subsidiary to enter into a securityholders and registration rights agreement with similar terms, conditions, covenants and governance provisions as are provided for in the Securityholders Agreement with the Holder and/or its nominees, as appropriate and (iii) (A) the exercise price of the Warrants to be reduced by an amount reasonably acceptable to the Holder to reflect the value of the capital stock of the Subsidiary to be dividended, spun-off or otherwise distributed and (B) the exercise price of the additional warrants of such Subsidiary to be fixed in a manner reasonably acceptable to such Holder to reflect the amount by which the exercise price of the Warrants was reduced pursuant to clause (iii)(A) above, as adjusted to reflect any differences in the fully-diluted number of the shares of common stock of the Company and such Subsidiary

ARTICLE 4.

Transfer, Division and Combination

SECTION 4.1  Transfer.  Subject to compliance with Section 4.5, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.3(a) or the office or agency designated by the Company pursuant to Article 4, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by the Holder or its agent or attorney and, if required, funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall, subject to Section 4.5, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  A Warrant, if properly assigned in compliance with Section 4.5, maybe exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.  If requested by the Company, a new Holder shall acknowledge in writing, in form reasonably satisfactory to the Company, such Holder’s continuing obligations under Section 4.5 and Article 8.

SECTION 4.2  Division and Combination.  Subject to Section 4.5, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4.1 and with Section 4.5, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

SECTION 4.3  Expenses.  The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Article 4.

SECTION 4.4  Maintenance of Books.  The Company agrees to maintain, at its aforesaid office or agency, books for the registration or transfer of the Warrants.

SECTION 4.5  Restriction on Transfer.  (a)  This Warrant is subject to Section 3.3 of the Securityholders and Registration Rights Agreement and, to the extent provided for pursuant to Section 3.1 of the Securityholders Agreement, to the other terms and conditions of the Securityholders Agreement.  No transfer, sale, assignment, hypothecation or other disposition of this Warrant maybe made except in accordance with the provisions of Section 3.3 of the Securityholders Agreement.  To the extent provided for pursuant to Section 3.1 of the

Securityholders Agreement and, in any case, with respect to Section 3.3, the Holder, by acceptance of this Warrant, agrees to be bound by the applicable provisions of the Securityholders Agreement and all applicable benefits of the Securityholders Agreement shall inure to such Holder.

(b)  (i) Except as otherwise provided in this Section 4.5, each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS OR THE RULES AND REGULATIONS THEREUNDER.”

(ii) Except as otherwise provided in this Section 4.5, each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

“NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.”

“THIS WARRANT IS SUBJECT TO SECTION 3.3 AND, IF APPLICABLE, SECTION 3.1 OF A SECURITYHOLDERS AND REGISTRATION RIGHTS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT MAY BE MADE EXCEPT IN COMPLIANCE WITH SECTION 3.3 OF SUCH SECURITYHOLDERS AGREEMENT.  THE HOLDER OF THIS WARRANT AGREES TO BE BOUND BY SECTION 3.3 OF SUCH SECURITYHOLDERS AGREEMENT.”

(c)                                  Notwithstanding the provisions of Section 4.5(b), (i) the Company shall deliver Warrants or certificates for Warrant Shares without the legend set forth in any such clause if the securities referred to in such clause shall have been registered under the Securities Act or if such legend is otherwise not required under the Securities Act, and if such legend has been set forth on any previously delivered certificates, such legend shall be removed from any certificates at the request of the Holder if the securities referred to in such clause have been registered under the Securities Act, or if such legend is not otherwise required under the Securities Act.

ARTICLE 5.

Loss or Mutilation

Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of the Holder shall be sufficient indemnity in the case of the initial Holder of this Warrant) and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder (without expense to the Holder); provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

ARTICLE 6.

Office of the Company

As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

ARTICLE 7.

Limitation of Liability

No provision hereof, in the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

ARTICLE 8.

Miscellaneous

SECTION 8.1  Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder hereof shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers or remedies.  If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder hereof such amounts as shall be sufficient to cover any reasonable costs and expenses, including reasonable attorneys’ fees, including those of appellate proceedings, incurred by such Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

SECTION 8.2  Financial Information.  The Company will file on or before the required date (including any permitted extensions) all required regular or periodic reports (pursuant to the Exchange Act) with the SEC and the Company will deliver to each Holder of a Warrant promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Company to its stockholders generally.

SECTION 8.3  Entire Agreement; No Third-Party Beneficiaries.  This Warrant and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Holder and the Company with respect to the subject matter of this Warrant.  This Warrant is not intended to confer upon any Person other than the Holder and the Company any rights or remedies.

SECTION 8.4  Amendment.  This Warrant and all other Warrants may be amended with the written consent of the holders of 50% of the outstanding Warrants.

SECTION 8.5  Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail to the addresses set forth in the Securities Purchase Agreement with respect to the Company and, if applicable, the Holder or to the Holder at its last known address appearing on the books of the Company maintained for such purposes.

The Company and any Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.

SECTION 8.6  Remedies.  The Company and the Holder hereof each stipulates that the remedies at law of each party hereto in the event of any default or threatened default by the other party in the performance or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

SECTION 8.7  Governing Law.  The laws of the State of New York shall govern this Warrant, except to the extent that the General Corporation Law of the State of Ohio is applicable.

SECTION 8.8  Successors.  Subject to Section 4.5 hereof, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Holder hereof, and shall be enforceable by any such successors and assigns.

SECTION 8.9  Headings.  The headings of the Articles and Sections of this Warrant have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 8.10  Severability.  The provisions of this Warrant are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Warrant in any jurisdiction.

SECTION 8.11  Government Approval Necessary.  In order to comply with the provisions of Section 3.4(a), the Company shall use commercially reasonably efforts to obtain any authorization, consent or approval of any governmental or regulatory authority, including a Section 3.4(a) Required Regulatory Approval, necessary in order for the provisions of Section 3.4(a) to be effected.  The Company agrees to comply with Section 2.8 of the Securityholders Agreement as if such provision was set forth herein.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

DPL INC.

By:
		Name:	John J. Gillen
		Title:	Senior Vice President
and Chief Financial Officer

Attest:

Name:	Miggie E. Cramblit
Title:	Vice President, General Counsel
and Corporate Secretary

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of [up to] __________ Common Shares of DPL Inc., and [herewith makes payment therefor] [requests that the Company withhold the number of shares from the Common Shares receivable by the undersigned in accordance with the Cashless Exercise option specified in Section 2.3 of this Warrant](1), all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the Common Shares hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _______________ whose address is ______________________________ and, if such Common Shares shall not include all of the Common Shares issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the Common Shares issuable hereunder be delivered to the undersigned.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City)	(State)	(Zip Code)

NOTICE:                                    The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

1                                          To be inserted if Cashless Exercise is requested.

A-1

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of Common Shares set forth below:

No. of
Name and Address of Assignee	Common Shares

and does hereby irrevocably constitute and appoint ________________________ attorney-in-fact to register such transfer on the books of DPL Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:

Name:
(Print)

Signature:

Witness:

NOTICE:                                    The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

B-1